EXHIBIT 10.135

        $3,000,000 SECURED CONTINGENT PROMISSORY NOTE DATED MAY 25, 1995
          FROM NONA MORELLI'S II, INC., TO NG MAN SUN DBA DRAGON SIGHT
                     INTERNATIONAL AMUSEMENT (MACAU) COMPANY


                       SECURED CONTINGENT PROMISSORY NOTE



     FOR VALUE RECEIVED, effective on the 25th day of May, 1995, Nona Morelli's II Inc, a corporation ("Maker") promises to pay to Mr Ng Man Sun, doing business as Dragon Sight International Amusement (Macau) Company ("Holder"), the principal sum of Three Million Dollars (US$3,000,000) with interest at the rate of eight percent (8%) per annum.

RATE OF INTEREST

Interest shall accrue at a rate per annum equal to the lesser of (a) three percent (3%) or (b) the percentage which is the sum of (i) the "base rate of interest" announced publicly by First Los Angeles Bank, Newport Beach, California, from time to time (360-day basis) then in effect and most recently available before the date on which the interest rate determination is made (the "Base Rate") plus (ii) one percent (1%). A determination of the interest rate from time to time in effect shall be made prospectively on the date hereof and on the first day of each calendar month thereafter until this Note shall be paid in full. Interest hereunder shall be calculated on the actual number of days elapsed on the basis of a 360-day year.

RATE OF INTEREST ON DEFAULT

Interest on the unpaid principal together with all accrued and unpaid interest shall, after the maturity hereof, whether by demand, acceleration, or otherwise, automatically accrue and shall be payable at the rate per annum equal to the lesser of (a) three percent (3%) or (b) the percentage which is the sum of (i) one percent (1%), plus (ii) the Base Rate.

PAYMENT OF PRINCIPAL AND INTEREST

Payments of principal and interest under this Note shall be payable on or before June 30, 1996, with accrued interest, at the applicable rate set forth above, beginning on the first business day of June 1995 and thereafter on the first business day of each succeeding calendar month until the entire remaining balance together with all accrued but unpaid interest hereunder is paid.

Each payment shall, when made, be credited first on interest then due, and the remaining on principal, and interest shall thereupon cease upon the principle so credited.

SECURITY

This Note is secured by a Security Agreement of even date herewith executed by Maker as Debtor granting to Holder a security interest in 250,000 shares of Class B Preferred Stock of NuOasis Gaming Inc, a Delaware corporation (the "NuOasis Shares") pursuant to which Maker has pledged the NuOasis Shares as collateral for payment of this Note. This Note is further subject to and governed by the provisions contained in or referred to in said Security Agreement of even date. Notwithstanding the terms of said Security Agreement, this Note is not negotiable. This Note may be assigned by Holder, but only subject to all defenses which Maker may have against Holder. Further, payment of this Note does not constitute a personal or corporate obligation of Maker.

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ACCELERATION

The entire remaining balance of this Note together with all accrued but unpaid interest hereunder, and all other obligations, direct and contingent, of Maker or any endorser hereof to Holder shall, at the election of Holder, become immediately due and payable, without demand or notice, upon the occurrence of any of the following:

          (a) Maker becomes bankrupt (including but not limited to, the commencement of a case under Title 11 of the United States Code as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law) or makes an assignment for the benefit of creditors;

          (b) The appointment for Maker, voluntarily or involuntarily, of a receiver, trustee, liquidator, custodian, or sequester or other similar official) in equity, bankruptcy, or under any provision of any law of any state or the United States of America, or otherwise:

          (c)  Maker's dissolution; or

          (d)  Default in any payment or performance required under this Note.

FAILURE TO EXERCISE RIGHTS

No failure or delay on the part of Holder in the exercise of any power, right, or privilege under this Note shall operate as a waiver thereof or of any other power, right, or privilege, nor shall any single or partial exercise of any such power, right, or privilege preclude any further exercise thereof or of any other power, right, or privilege.

PRE-PAYMENT

The entire principal balance of this Note or any part thereof may be prepaid without penalty or premium on any interest payment date upon not less than ten
(10) days prior written notice.

OFFSET FOR NOTE

This Note is issued under an Asset Purchase Agreement dated May 1, 1995, between the Holder and the Maker. The Maker expressly reserves against the Holder, and any subsequent holder of this Note, the right to offset against any and all sums payable hereunder an amount equal to any and all damages sustained by the Maker by reason of any breach or default by the Holder under the Purchase Agreement.

LIMIT ON INTEREST

Notwithstanding anything to the contrary contained herein, the total liability for payments in the nature of interest, additional interest, and other charges shall not exceed the limits imposed by the applicable interest rate laws. If any payments in the nature of interest, additional interest, and other charges made hereunder are held to be in excess of the limits imposed by the applicable interest rate laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest, and other charges shall not exceed the limits imposed by the applicable interest rate laws in compliance with the desires of Maker and Holder.


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WAIVER OF PRESENTMENT, ETC.

Maker and endorsers, and each of them, hereby waive diligence, demand, presentment for payment, protest and notice of protest, notice of dishonor, and notice of nonpayment of this Note, and specifically consent to and waive notice of any kind of any renewal, extension, or enforcement of this Note. The pleading of any statute of limitations as a defense to any demand against Maker or endorsers is expressly waived by each and all of said parties. Maker and endorsers, and each of them, waive trial by jury in any litigation arising out of or relating to this Note in which Holder is an adverse party and further waive the right to interpose any defense, setoff, or counterclaim of any nature or description.

BENEFIT

Subject to the terms and conditions contained herein, the provisions of this Note shall inure to the benefit of and shall be binding upon the assigns, successors in interest, or personal representatives of Maker and Holder, respectively.

SEVERABILITY

Every provision in this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

TIME OF ESSENCE

Time is of the essence in the performance of each and every obligation under this Note to be performed by Maker.

                                     "Maker"

                                     NONA MORELLI'S II INC.
                                     a Colorado corporation



                                     By:---------------------------------------
                                        Name:
                                        Title:

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